UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Havens, Christopher
   P.O. Box 696000
   San Antonio, TX  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President - Wholesale Marketing and Retail Northeast
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |10,536.87(a)       |D     |                           |
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Common Stock                 |(c)   |P   |$257.97           |A  |(c)        |10,794.84          |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Option (r|$30.125 |12/19|A   |50,000     |A  |(bb) |12/19|Common Stock|50,000 |$30.125|            |D  |            |
ight to buy)(g)         |        |/96  |    |           |   |     |/01  |            |       |       |            |   |            |
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Employee Stock Option (r|$15.00  |12/03|A   |10,000     |A  |12/03|12/03|Common Stock|10,000 |$15.00 |            |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/01  |            |       |       |            |   |            |
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Employee Stock Option (r|$18.00  |12/03|A   |10,000     |A  |12/03|12/03|Common Stock|10,000 |$18.00 |            |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/01  |            |       |       |            |   |            |
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Employee Stock Option (r|$22.00  |12/03|A   |15,000     |A  |12/03|12/03|Common Stock|15,000 |$22.00 |            |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/01  |            |       |       |            |   |            |
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Employee Stock Option (r|$29.00  |12/03|A   |11,000     |A  |12/03|12/03|Common Stock|11,000 |$29.00 |            |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/01  |            |       |       |            |   |            |
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Employee Stock Option (r|$24.25  |12/03|A   |21,500     |A  |12/03|12/03|Common Stock|21,500 |$24.25 |            |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/01  |            |       |       |            |   |            |
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Employee Stock Option (r|$28.25  |12/03|A   |28,000     |A  |12/03|12/03|Common Stock|28,000 |$28.25 |145,500     |D  |            |
ight to buy)            |        |/96  |    |           |   |/96  |/01  |            |       |       |            |   |            |
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
Explanation of Responses:
(a) This balance includes 729 shares which were formerly reported as restricted shares. The restrictions on these shares lapsed on December 3, 1996.
(c) These shares were acquired pursuant to the Ultramar Corporation Dividend Reinvestment Plan at prices ranging from $28.625 to $31.375 on the following dates: March 14, 1996, June 17, 1996, September 18, 1996 and December 16,
1996.
(g) Employee Stock Option granted under Ultramar Diamond Shamrock Corporation's 1996 Long Term Incentive
Plan.
(bb) Option granted to reporting person under Long Term Incentive Plan exempt under Rule 16b-3. The option automatically vests in four and one-half years. The option will vest 50% if Ultramar Diamond Shamrock
Corporation common stock has a value of $36.00 or more on the New York Stock Exchange for 30 consecutive trading days. The option will vest 100% if Ultramar Diamond Shamrock Corporation common stock has a value of $45.00 or more on the New York Stock Exchange for 30 consecutive trading days.
SIGNATURE OF REPORTING PERSON
CHRISTOPHER HAVENS (Power of Attorney)
DATE
February 14, 1997